UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 29, 2010

Date of Report (Date of
earliest event reported)

Poniard Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 270, South San Francisco, California 94080

(Address of principal executive offices) (Zip Code)

(650) 583-3774

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05.                                          Costs Associated with Exit or Disposal Activities.

On January 29, 2009, the Board of Directors (the “Board”) of the Company approved a restructuring plan to conserve its capital resources, resulting in a reduction in the Company’s workforce by approximately 57%, or 28 employees, effective February 5, 2010.

The Company currently estimates that it will incur total restructuring charges of approximately $1 million, consisting of one-time employee termination benefits.  All of the restructuring charges, except for approximately $15,000 of share-based compensation expense, will result in future cash expenditures.

See press release dated February 3, 2010, attached hereto as Exhibit 99.1 and incorporated herein by reference, specifically including the cautionary note regarding forward-looking statements contained in the press release.

Section 5 — Corporate Governance and Management

Item 5.02.                                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           As part of the reorganization described in Item 2.05 of this report, Gerald McMahon, PhD, will step down as Chief Executive Officer of the Company, effective February 5, 2010.  Dr. McMahon will continue to serve as the Chairman of the Board.  Additionally, Robert De Jager, M.D., will step down as Chief Medical Officer of the Company, effective February 5, 2010.  Further, as described in subsection (c) below, Ronald A. Martell will step down as President and Chief Operating Officer in order to serve as Chief Executive Officer.  The position of Chief Operating Officer will be eliminated effective February 5, 2010.

(c)           As part of the restructuring, the Board appointed Ronald A. Martell to serve as Chief Executive Officer of the Company, effective February 5, 2010.  Mr. Martell, age 48, is a director of the Company and has served as President and Chief Operating Officer since May 2007.  Additionally, the Board appointed Michael S. Perry, DVM., PhD, to serve as President and Chief Medical Officer of the Company, effective February 5, 2010.

Dr. Perry, age 50, has been a consultant to the Company since September 2009 and is a Venture Partner with Bay City Capital LLC (since November 2005).  He was Chief Development Officer at VIA Pharmaceuticals, Inc., a publicly held drug development company, from April 2005 until May 2009.  Prior thereto, he served as Chairman and Chief Executive Officer of Extropy Pharmaceuticals, Inc., a privately held pediatric specialty pharmaceutical company, from June 2003 to April 2005.  From 2002 to 2003, Dr. Perry served as President and Chief Executive Officer of Pharsight Corporation, a publicly held software and consulting services firm.  From 2000 to 2002, Dr. Perry served as Global Head of Research and Development for Baxter BioScience.  From 1997 to 2000, Dr. Perry was President and Chief Executive Officer of both SyStemix Inc. and Genetic Therapy Inc., two wholly owned subsidiaries of Novartis Corp., and from 1994 to 1997, he was Vice President of Regulatory Affairs for Novartis Pharma (previously Sandoz Pharmaceuticals).  Prior to

1994, Dr. Perry held various management positions with Syntex Corporation, Schering-Plough Corporation and BioResearch Laboratories, Inc.  Dr. Perry holds a Doctor of Veterinary Medicine, a Ph.D. in Biomedical Pharmacology and a B.Sc. in Physics from the University of Guelph, Ontario, Canada.

(e)           In connection with Mr. Martell’s appointment as Chief Executive Officer, the Company plans to amend Mr. Martell’s current Change of Control and Key Executive Severance Agreements.  The Company also plans to enter into Change of Control and Key Executive Severance Agreements with Dr. Perry in connection with his appointment as President and Chief Medical Officer.  The Company has not determined the final terms of such contracts or other compensation arrangements with Mr. Martell and Dr. Perry.  The Company will file a separate Form 8-K pursuant to this Item 5.01(e) within four business days after the Company enters into, adopts or otherwise commences such contracts or arrangements.

Dr. McMahon will receive severance benefits under his Amended and Restated Key Executive Severance Agreement dated as of February 24, 2009, a copy of which was filed as Securities and Exchange Commission (“SEC”) as Exhibit 10.14 to the Company’s Form 10-K for the year ended December 31, 2008.  In addition, because of his continued relationship with the Company as Chairman of the Board, stock options held by Dr. McMahon will continue to vest in accordance with their original terms and the terms of the Company’s Amended and Restated 2004 Incentive Compensation Plan (the “Plan”), without adjustment to the vesting schedule permitted by the Plan for reduction of hours of service.

Dr. De Jager will receive severance benefits under his Amended and Restated Key Executive Severance Agreement dated as of February 24, 2009, a copy of which was filed with the SEC as Exhibit 10.18 to the Company’s Form 10-K for the year ended December 31, 2008.  Additionally, the time to exercise Dr. De Jager’s vested stock options under the Plan will be extended to 12 months after the later of the effective date of the reorganization or the termination of Dr. De Jager’s consulting services to the Company.  The Company has not determined the final terms of its consulting arrangement with Dr. De Jager.  The Company will file a separate Form 8-K pursuant to this Item 5.01(e) within four business days after the Company enters into or otherwise commences such arrangement.

See press release dated February 3, 2010, attached hereto as Exhibit 99.1 and incorporated herein by reference, specifically including the cautionary note regarding forward-looking statements contained in the press release.

Section 9 — Financial Statements and Exhibits

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                Exhibits.

99.1 - Press release dated February 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: February 3, 2010	By:	/s/ Gregory L. Weaver
Name: Gregory L. Weaver
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 3, 2010